United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 22, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 22, 2005, Applied Signal issued a press release announcing its financial results for the quarter ended October 31, 2005, the continuation of its dividend program, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2005. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 22, 2005 announcing financial results for the quarter ended October 31, 2005 and the continuation of its dividend program.
99.2	Transcript of conference call held on December 22, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2005

Applied Signal Technology, Inc. (Registrant)
By:	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated December 22, 2005 announcing financial results for the quarter ended October 31, 2005 and the continuation of its dividend program.
99.2	Transcript of conference call held on December 22, 2005

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on December 22, 2005

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES FISCAL 2005 OPERATING RESULTS, RECORD REVENUE, AND CONTINUATION OF DIVIDENDS

Sunnyvale, CA. December 22, 2005 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the fourth quarter of fiscal year 2005 and the fiscal year ended October 31, 2005. The Company announced that it generated a record $156.1 million in revenues during fiscal 2005. In addition, the Company announced that the Board of Directors has approved the continuation of the annual dividend payments to shareholders of $0.50 per share.

New Orders

New orders received during the fourth quarter of fiscal year 2005 were $72,581,000 compared to new orders of $73,478,000 received during the fourth quarter of fiscal year 2004. Orders for fiscal year 2005 were $127,663,000 compared to $202,080,000 reported for fiscal year 2004. It should be noted that new orders and backlog were reduced by approximately $12 million because the company completed negotiations of a stop-work order related to a portion of its largest contract.

Results of Operations

Revenues for the fourth quarter of fiscal year 2005 were $57,615,000 representing a 46% increase compared with revenues of $39,456,000 recorded during the fourth quarter of fiscal year 2004. Revenues for fiscal year 2005 were $156,061,000, up 9% from revenues of $142,836,000 recorded during fiscal year 2004.

Operating income for the fourth quarter of fiscal year 2005 was $5,080,000 representing a 31% increase compared to operating income of $3,880,000 recorded during the fourth quarter of fiscal year 2004. The operating income for fiscal year 2005 was $14,831,000 compared to operating income of $17,370,000 recorded during fiscal year 2004. Operating income was lower for fiscal year 2005 when compared to fiscal year 2004 due to higher program fees earned in fiscal 2004; a shift in favor of engineering development contracts that do not return as high a profit margin as our production contracts; the estimated impact of absorbing approximately $986,000 of the company’s unfavorable fiscal year 2005 indirect rate variance that was created, in part, as a result of approximately $2.2 million of costs associated with the internal control requirements of the Sarbanes-Oxley Act; increased unallowable expenses related to our merger and acquisition activity; and the amortization expense of approximately $265,000 related to the intangibles recorded as a result of the acquisition of Dynamics Technology, Inc.

In addition, Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment, took effect November 1, 2005 for Applied Signal Technology, Inc. which requires the expensing of stock options. The Company estimates that operating income could decrease by approximately 25% to 35% in future periods as a result of recording this additional expense.

Net income for the fourth quarter of fiscal year 2005 was $3,106,000 or $0.26 per diluted share compared to the fourth quarter of fiscal year 2004 net income of $2,422,000 or $0.21 per diluted share. Net income for fiscal year 2005 was $9,244,000 or $0.79 per diluted share compared to net income of $11,974,000 or $1.03 per diluted share for fiscal year 2004. Our tax rates for fiscal years 2005 and 2004 were approximately 40% and 33%, respectively.

Dividend

The Company announced the continuation of its current dividend. The Company will pay an annual dividend of $0.50 per share, payable quarterly at a rate of $0.125 per share, to shareholders over the next twelve months. The quarterly dividends will be payable on February 10, 2006, May 12, 2006, August 11, 2006 and November 10, 2006 to shareholders of record at January 27, 2006, April 28, 2006, July 28, 2006 and October 31, 2006, respectively.

Management Commentary

Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We had a challenging year in fiscal 2005. We had to step up to some major staffing requirements after our team was awarded the large COMINT program in March 2005 and we were essentially back on track with our hiring requirements by the end of fiscal 2005. The Company executed its first acquisition in July 2005 and we feel that the integration of our 110 new employees is going quite well.”

“With these new challenges, we still achieved a 9% growth in revenue compared to fiscal 2004. Although our new orders were lower than fiscal 2004, it did include a $12 million de-booking for the portion of our contract that was affected by the stop work order. Also, some bookings associated with our airborne COMINT program slipped into fiscal 2006.”

Mr. Yancey concluded, “We are still experiencing demand for our technical expertise and our products. We are expanding our customer base in the military branches as well as the Intelligence Community. These facts lead me to believe that the Company has opportunity for growth into the foreseeable future.”

Attached to this news release are condensed statements of operations and balance sheets for the fourth quarter and fiscal year ended October 31, 2005.

Conference Call

The Company will host a conference call on Thursday, December 22, 2005 to discuss operating results for fiscal 2005. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on December 22, 2005 at 5:00 p.m. Eastern (2:00 p.m. Pacific). There is no pass code required. This call is being web cast by Vcall and can be accessed at Applied Signal Technology, Inc.’s website at www.appsig.com. Investors can also access the web cast at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology’s products and services visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements discussed in this release include the estimated reduction in operating income in future periods as a result of expensing share-based payments in accordance with SFAS 123(R), the demand for our technical expertise and products, expansion of our customer base and integration of our acquisition. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2004. The Company assumes no obligation to update the information provided in this news release.

APPLIED SIGNAL TECHNOLOGY
CONDENSED BALANCE SHEETS
(in thousands)

ASSETS
	October 31, 2005	October 31, 2004
Current assets:
Cash and cash equivalents	$18.920	$11,227
Short term investments	10,615	32,615
	-----------	-----------
Total cash, cash equivalent, and short term investments	29,535	43,842
Accounts receivable	48,466	43,768
Inventory	6,315	5,392
Other current assets	5,261	4,340
	-----------	-----------
Total current assets	89,577	97,342

Property and equipment, at cost	68,619	63,105
Accumulated depreciation and amortization	(52,328)	(50,682)
	-----------	-----------
Net property and equipment	16,291	12,423

Goodwill	19,785	—

Intangible assets	2,270	—
Less accumulated amortization	(265)	—
	-----------	-----------
Intangible assets, net	2,005	—

Long-Term Deferred Tax Asset, net	5,821	1,391

Other assets	844	296
	-----------	-----------
Total assets	$134,323	$111,452
	======	======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued payroll and benefits	$22,719	$18,319
Notes payable	1,429	—
Income taxes payable	633	29
Other accrued liabilities	1,608	2,335
	-----------	-----------
Total current liabilities	26,389	20,683

Long-Term Liabilities:
Long-Term notes payable	8,215	—
Other Long-Term liabilities	1,787	1,403
	-----------	-----------
Total Long-Term liabilities	$10,002	$1,403

Shareholders' equity	97,932	89,366
	-----------	-----------
Total liabilities and shareholders' equity	$134,323	$111,452
	======	======

APPLIED SIGNAL TECHNOLOGY
CONDENSED STATEMENTS OF INCOME
FOR THE PERIODS ENDING OCTOBER 31, 2005 AND OCTOBER 31, 2004
(in thousands except per share data)

	Three Months Ended		Twelve Months Ended
	October 31, 2005	October 31, 2004	October 31, 2005	October 31, 2004
Revenues from contracts	$57,615	$39,456	$156,061	$142,836
Operating expenses:
Contract costs	37,512	27,630	102,938	94,705
Research and development	6,514	4,191	16,125	14,160
General and administrative	8,509	3,755	22,167	16,601
	---------	---------	---------	---------
Total operating expenses	52,535	35,576	141,230	125,466

Operating income	5,080	3,880	14,831	17,370
Interest income/(expense), net	20	177	648	576
	---------	---------	---------	---------
Income before provision for income taxes	5,100	4,057	15,479	17,946
Provision for income taxes	1,994	1,635	6,235	5,972
	---------	---------	---------	---------
Net income	$3,106	$2,422	$9,244	$11,974
	=====	=====	=====	=====

Net income per share - basic	$0.27	$0.22	$0.81	$1.08
Average shares - basic	11,505	11,201	11,400	11,042

Net income per share - diluted	$0.26	$0.21	$0.79	$1.03
Average shares - diluted	11,786	11,800	11,759	11,638

Exhibit 99.2
Transcript of conference call held on December 22, 2005

Applied Signal Technology, Inc.
Q4 2005 Earnings Conference Call
December 22, 2005
5:00 p.m. EST

Participants

Gary Yancey, President, CEO
Jim Doyle, Chief Financial Officer

Presentation

Operator:

Good afternoon, ladies and gentlemen, and welcome to the Applied Signal Technology fourth quarter 2005 earnings conference call. [OPERATOR INSTRUCTIONS] As a reminder this conference is being recorded. It is now my pleasure to introduce your host for this afternoon, Mr. Gary Yancey, President and CEO of Applied Signal Corporation.

Thank you, Mr. Yancey, you may begin.

Gary Yancey – Applied Signal Technology – President and CEO:

And, thank you, Ethan. And I would like to welcome all of you. Here in the Pacific Northwest, we have a fair amount of rain. I don't know where all you're calling in from, and so, at least, hopefully, you're going to have happy holidays and decent weather.

I have with me Jim Doyle, our Chief Financial Officer, and his Deputy Director of Finance, Mr. Tom Lees. And we will follow the format that we typically do. I'll turn it over to Jim first to summarize the financial results. I'll have a few comments, pretty much summarizing what I had in the press release. And then we'll open it up for questions.

So with that, Jim, I'll let you go through the financials.

James Doyle – Applied Signal Technology – CFO:

Very good. Thanks, Gary. Good afternoon, everyone. Let me begin with our Safe Harbor statement and then we'll discuss our financials.

Our presentation today may contain forward-looking statements which reflect the Company's current judgment on future events. Because these statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the Company's recent 10-Qs and 10-K.

We're pleased with our fiscal 2005 performance. We continue to grow revenues year-over-year. We completed our first acquisition, and the integration of our Sensor Signal Processing Group is progressing well. This group was formed on July 1st, 2005 as a result of the acquisition of Dynamics Technology, Incorporated. It fits with our strategic plans and offers us diversification into other areas of defense electronics. We believe that this diversification provides better stability for our Company and the opportunity for additional growth.

I'd like to review the fourth quarter and fiscal 2005 operating results. Revenues for the fourth quarter of fiscal 2005 were approximately 57.6 million, compared to revenues of approximately 39.5 million during the fourth quarter of fiscal 2004, representing approximately 40% increase. Revenues for fiscal 2005 were approximately 156 million, compared to revenues of approximately 143 million recorded during the same period of fiscal 2004, and that represented approximately 9% revenue growth. Our revenues include four months of revenue from our newly-formed Sensor Signal Processing Group.

The company booked approximately 72.5 million in new orders during the fourth quarter of fiscal 2005. Orders through FY 2005 were about 128 million, compared to approximately 202 million during the — during fiscal 2004. The 72.5 million and the 128 million booked in fiscal 2005 include a $12 million debooking related to the portion of our contract that was affected by the stop-work order.

Even though new order generation decreased during fiscal 2005 compared to fiscal 2004, we did experience good order activity in the fourth quarter of FY '05 and we continue to believe that there's significant interest in intelligence by the U.S. Government to respond to the threat of terrorist activities in the war against terrorism. We also believe that our Company is well positioned to benefit from the anticipated spending.

And finally, I'd like to conclude with a brief review of our balance sheet. As you can see it still remains strong. The combined cash and short-term investment balances at the end of October 2005 were approximately 30 million, and declined about 14 million compared to the same balances at October 31st, 2004. The decline was due to the fact that we used 20 million of this combined balance towards paying for the acquisition of Dynamics Technology.

Accounts receivable totals are about 48.5 million. Included in accounts receivable are billed receivables of approximately 27 million and unbilled receivables of approximately 22 million. The inventory balance at October 31st, 2005 was approximately 6.3 million, compared to approximately 5.4 million at the end of October 2004. The reason for that growth was due to pre-contract costs of approximately $1 million at October 31st, compared to about 23K of pre-contract costs at October 31st 2004. Of those $1 million of pre-contract costs, we've elected about — recovered about $700,000 of that here in the first part of fiscal 2006. As for liabilities, we assumed a seven-year $10 million term loan in connection with the DTI acquisition. Approximately 1.4 million is due within the next 12 months, and the remaining 8.2 million is due over the remaining six years. We satisfied the financial conditions of the loan at October 31, 2005.And, finally, we paid dividends of approximately 1.4 million during the fourth quarter of fiscal 2005. We pay an annual dividend of $0.50 per share payable at a quarterly rate of $0.125 per share, per quarter.

So that concludes my overview of the financial results.

And I'll turn it back over to Gary, and he'll have some comments and we'll progress on from there.

Gary Yancey – Applied Signal Technology – President and CEO:

Yes, thanks, Jim. Pretty much to summarize what I had also said in the press release, we did have a lot of new challenges for management this year. The acquisition, which we're feeling very good about at the time, was a first for the Company. It has put us in a position that the new Applied Signal, along with its investment in electronic intelligence offers pretty much a complete solution to intelligence for counterterrorism. And this is being recognized, I believe, by the government in terms of a lot of the opportunities that we see, and some of the proposal activity that's going on that includes the complete offering of the Company.

We also got to deal with all of the issues associated with complying with the Sarbanes‑Oxley legislation. This drove our G&A quite a bit higher than last year, and this was as a result of a lot of the costs for the compliance verification process, as well as additional staff required to meet some of the new controls processes that are now in place as a result of the legislation. And we overcame all of that and still did get a modest amount of revenue growth. And the revenue growth over the two years averages close to a 30% growth, which exceeds the kind of long-term projections that we have normally observed in our pipeline as we roll it up.

So we're very pleased with the year and see a lot of good opportunity in the future. And as Jim said, there is all the continuing demand for intelligence to support counterterrorism, and we definitely are in a position to be a major resource to the U.S. Government in this realm.

So with that, then—

Operator, we'll go ahead and open it up for questions.

Operator:

Thank you, sir. [OPERATOR INSTRUCTIONS] Thank you. Our first question comes from the line of Mike Lewis of BB&T Capital Markets. Please proceed with your question, sir.

<Q>: Happy holidays, Gary, Jim, and Tom.

<A>: Thanks, Mike.

<Q>: How are you? Hey, Gary, nice quarter. I was hoping that you could possibly frame your expectations in '06 with regard to expected bookings, or a target book to bill at the end of the year.

<A>: Well, as you know, we don't really give that type of guidance. We see health and continuing growth. And, so that's very qualitative, of course, continued growth and would anticipate a book to bill greater than 1, which we do as well, and, and believe that definitely is in the offering for the Company.

<Q>: Okay. And, Jim, has the Board determined an appropriate plan on how to address FASB 123 going forward? I know that you did offer in the press release the 25 to 35% dilution, but is there anything else that you could talk about with regard to that.

<A>: No. What we've stated on that, Mike, is that we'll adopt FAS 123(R) on a prospective basis, and we'll the Black-Scholes model to calculate the impact of the expense. And, then, we were trying to give some idea of the possible magnitude of the impact to earnings. But as far as any plans to pre-empt, say, restricted stock or — which we can utilize under our 2004 stock option plan — there haven't been any further discussions on that.

<Q>: Okay. And, then, one more question, and I'll jump back into queue. Jim, what was your mix breakout in Q4 with regard to fixed price and cost plus? And what drove the revenue — revenue to exceed such expectations that were on the Street.

<A>: Well, I can give you a breakout of revenue by fixed-price and cost type contracts. For the fourth quarter, it was roughly 27% fixed-price type contracts and 73% cost type. And, then, for the fiscal year, it's approximately 21% fixed-price type contracts and 79% cost-type contract.

Let me comment this way, Mike. What drove our increase in revenue from the fourth quarter compared to the third quarter, there were a number of product orders that came along in the fourth quarter. We had hoped that those would have come in earlier in the year, but they came along towards the end of the year. We also had additional staff that we had brought in during the course of the year, and we were able to get a lot of direct charge work on our engineering program. So to me, the comparison is more third quarter to fourth quarter, and the growth that applies on quarter-over-quarter performance.

<Q>: Okay. Thank you.

Operator:

Thank you. Our next question comes from the line of Myles Walton of CIBC World Markets. Please proceed with your question.

<Q>: Thanks. Good afternoon, guys.

<A>: Hi, Myles.

<Q>: What was your backlog at year end?

<A>: Approximately 140 million.

<Q>: 140, okay. And and the life of that is still around 12 to 18 months; is that right.

<A>: In that range, yes.

<Q>: Okay. Good. And so that would be about flat year-over-year?

<A>: As far as the backlog goes?

<Q>: Yes.

<A>: Yes.

<Q>: Okay. And —

<A>: And do remember, Myles, that did include the debooking, or the reduction in backlog of roughly 12 million for that stop-work order that was not in the previous year's backlog.

<Q>: Okay. Yes, I was — and DTI came with about the same; is that right.

<A>: I'm sorry, Myles, what?

<Q>: The DTI acquisition brought in about the same, 12 million or so?

<A>: There was — it's approximately — it's a little bit greater than that. We thought at the end of October — or, excuse me, at the end of June, it was approximately 12 to 15 million. We discovered one of the bookings at DTI that conformed it to Applied's way of taking bookings. And so that added approximately $14 million to their beginning backlog at the beginning of July. So that gets added into that 140 million of backlog that we're saying we have at the end of October.

<Q>: Okay. And DTI's contribution in the fourth quarter, was it —

<A>: Oh, in the fourth quarter, DTI's revenue contribution?

<Q>: Yes.

<A>: Yes, it's — the revenue contribution for DTI was approximately 8.1 million for the year, and its revenue contribution for the fourth quarter —

<Q>: About 6.2?

<A>: — was about 5.6. It was $2.5 million revenue contribution in the third quarter.

<Q>: Okay.

<A>: About 5.6 in the fourth.

<Q>: Okay, perfect. And the — in the release you talk about the FASB 123 impact being 25 to 35% dilution on operating income. I guess, is that scaling with operating income? Or is the expense independent? And is it — can you kind of range-bound that for us? Is it 5.5, 6 million pre-tax?

<A>: I think we're really talking on, kind of, current operating income, the type of impact, since it will start hitting in the first quarter of fiscal 2006, we're just trying to give guidance as pretty much based on current operating income. So, no, it does not scale. It will be a fixed amount. And, so, take 25, 35 — and, unfortunately, it's still a range, is the reason we're showing that until we get it exactly worked out. But you take that type percentage of last year's operating income, and that would give you the pretty good number on it.

<Q>: Okay, great. And, then, finally, clearly, you had put a lot of emphasis into building up recruitment this year. You might not have this number, but is there a cost you can attribute to finding, hiring, clearing an individual employee to the 100 or so that you took this year? And, also, kind of, do you anticipate having that kind of recruitment scale into '06?

<A>: Per employee, we don't actually talk about the cost of getting them cleared, in that a lot of that is — well, there is always a cost, in that, there are many times not as efficient as they would be, had they had their clearances to begin with. The majority of the costs of the clearance process are borne by the U.S. Government, so we don't really break that out. We're probably looking at $15,000, maybe on the north side of $15,000 per employee of recruitment costs. But that still doesn't take into account all of the labor costs of our staff for the recruiting and, also you may be looking more on the order of even $20,000 per employee.

<Q>: And your recruitment plans for the coming year?

<A>: 60 or 70 people, I think it is, Jim?

<A>: Yes, that's about right, Gary, yes.

<A>: And that would be a net increase.

<A>: Right.

<A>: And, then we have attrition of, on the order of 6%. So it would be more employees than that that would be hired total.

<Q>: All right, great. I'll get back in line. Thank you.

<A>: Thanks, Miles.

Operator:

Thank you. Our next question comes from the line of Jim McIlree of Unterberg, Towbin. Please proceed with your question.

<Q>: Thank you, and good evening.

<A>: Hi, Jim.

<Q>: Jim, did you absorb all of the negative indirect rate variance in the quarter? Or were gross margins kind of understated.

<A>: Yes, the way that worked, Jim, was we finished the year with an unfavorable variance of approximately 4.9 million. The total amount absorbed, as far as additional revenue, because we could pass that along on our cost-reimbursable-type contracts, was approximately $4 million. So the remaining — that remaining 986K was an impact to profit. We had taken a 750K reserve in the third quarter, so the 986 minus the 750 is the amount that reduced our profit in the fourth quarter. So, roughly, what's that, $236,000 profit reduction in the fourth quarter.

<Q>: Okay. So the way us financial guys look at it, the gross margin is not understated. It's kind of where — ?

<A>: Correct.

<Q>: Okay. Great. And the headcount at the end of the year was what?

<A>: The headcount at the — well, the headcount at — as of December 22nd, we're now at 677. We were at 673 at October 31st.

<Q>: Okay.

<A>: We added a few people late.

<Q>: Great. For the — for 2006, can you just — you don't have to go into the details of each program, but can you just highlight the three or four important programs that are out there that you're chasing?

<A>: Sure. Gary, do you want to highlight that?

<A>: Well, one that will have a fair amount of investment in terms of chasing, as you put it, will not be a booking if we would be on the winning team. It would not be a booking, we believe, until early part of 2007. The Navy, NAVSEA, as they call it, Naval Sea, has a procurement coming out called mission reconfigurable, unmanned, undersea vehicles. And this is one of these new opportunities that no way would the old Applied Signal have ever been in the position that it is today to be the entire pay load integrator. We're on a team with Electric Boat and Lockheed — Electric Boat being the lead — GD, General Dynamics, Electric Boat — being the lead. And we'll probably have a four-way horse race on that one. And that will be a pretty major investment on our part.

In terms of some of the programs that are already in-house that are very major, very key to the health of the Company and growth, the COMINT Airborne program, the Army program that we have, continues to have growth opportunities and it's a technological challenge that we're meeting and it's a first for the Company. We will have flight tests of that program next summer, summer of calendar year 2006, and that will be very important for follow‑on efforts for that program. So even though it's an in-house contract now, the performance on that program is key to getting quite a few, tens of millions, over 100 million of additional revenues over the next few years.

We have some other classified endeavors that we're pursuing against some of those. We would not have been able to pursue it with the capabilities of the old Applied Signal. The new Applied Signal can be pursuing those. And so we also have a Royal Air Force program that we're pursuing as a sub to Lockheed Martin, and they're competing with L-3 Com for that program, which would be — we believe will be awarded right at the end of our fiscal year 2006. And so if we're — if we do have the strong team there, we could get that program as well.

<Q>: Okay, great. And [Focus] — the Focus program for the quarter, was that a significant improvement versus prior quarters?

<A>: As far as revenue recognition, Jim?

<Q>: Yes, both revenue and orders.

<A>: On the order front, we booked the full value of the subcontract at approximately, a grand total of 46.5 million. I think we had booked either 7 or 9 million through the third quarter. So that difference was booked in the fourth quarter. And, then, as far as revenue, it is starting to — well, it's continuing to ramp up. And I don't know off the top of my head what our current run rate is. I don't know, Gary, if you know?

<A>: No, I don't either, but you are right, that it is ramping up. That is a major contributor to the development side of the revenue increase Q4 over Q3.

<A>: Right.

<A>: And, but I don't know a total quarter run rate. It's fairly aggressive for the next, roughly, the next year.

<A>: Right.

<Q>: Great, and just one more. If — Jim, I just want to make sure I heard you right. The DTI backlog is, was really something like at 30 million, 25 to 30 million?

<A>: Yes, yes.

<Q>: Okay.

<A>: Yes, it was just a difference in the way —

<Q>: Right.

<A>: — DTI would book things versus the way AST would book things. And there was a roughly $20 million order that DTI had, and they would book the funded amount as opposed to the full value of the contract. It's just a difference in the way companies —

<Q>: Right. So is that part of the 72 million that you announced?

<A>: No, no, no.

<Q>: Okay. So it's just an adjustment to the backlog?

<A>: It's just an adjustment to backlog.

<Q>: Awesome. Okay. That's great. Thanks a lot.

<A>: Yes.

Operator:

Thank you, sir. Our next question comes from the line of Steve Levenson of Ryan Beck. Please proceed with your question.

<Q>: Good afternoon, Gary, Jim, Tom.

<A>: Hi, Steve.

<Q>: Focus, obviously, is bigger than, I think anybody had expected in the past. What's the ultimate size you think that contract could grow to? In excess of 100 million, less than 100 million.

<A>: Well, no. I — that would be way too speculative, even for me, Steve. I — right now, that will be the size of the contract for probably the next year, year and a half. And, then, we need to see where the Government intends to go in terms of, perhaps, additional deployments and additional development, and it's just really too early to get that speculative. It's a major program — major U.S. Government program. Therefore, we believe, from past history, that those programs get added onto, and it increase, both in terms of value, for both deployment and capabilities.

That, obviously, means — that only happens if the team does well on the program. Right now, we believe the team is doing well, but it is an aggressive program, and it's just a little too premature to make much speculation on where it might go.

<Q>: Okay. On the unmanned, undersea vehicle, does that relate to synthetic aperture sonar and sort of things that are going on at DTI? And could you give us a little more detail about that, if that's the case.

<A>: Actually, the nice thing about that one is it has COMINT, ELINT, and mine countermeasure requirements, which is the synthetic aperture sonar. Therefore, that was what I meant when I was referring to the fact that the new Applied Signal, with all of its capabilities, puts us in the position to be the subcontractor to integrate the entire payload subassembly on that unit. Now, the old Applied Signal probably never would have even been aware of the opportunity without the contacts that DTI brought in the new Sensor Signal Processing Group. They had the contacts into that program. The new Company, the new Applied, now has the wherewithal to be the major subsystem provider on that. So it's a combination payload.

<Q>: Okay, thank you. I know the Army has already discussed upgrading some additional Guardrail aircraft, and I know Lockheed has been — talked about the fact that they're capable of doing some. I know, also, you've done three of the aircraft so far. Can you tell us where things there stand, and if you think you've got a chance at all of it, a chunk of it, none of it.

<A>: Well, I do believe it offers us an opportunity. We don't have anything in the works now. And I'm not as aware as, maybe, you are that the Army is that aggressive yet in terms of upgrading Guardrail. They're investigating it. We're having discussions with the Army, as I think many of the contractors are. But I don't believe money has been allocated to start the upgrades, and are you right, it's actually just two aircraft. But you are right.

We have test modes of our test models of our payload that we're developing for the other Army airborne program, flying on two Guardrails in test mode by the Army right now. So I tend to think we definitely would have an opportunity there, but we haven't seen — we haven't seen procurement actions yet on the Army's part to upgrade the Guardrail.

<Q>: Okay, thanks very much. I hope have you great holidays.

<A>: Thanks, Steve. You, too.

<Q>: Thanks.

Operator:

Thank you. Our next question comes from the line of Jay Meier of MJSK Equity Research. Please proceed with your question.

<Q>: Thanks, and nice quarter, guys.

<A>: Hi, Jay. Thanks.

<Q>: Can I just follow on on the Guardrail question a little bit? Conversely, we're seeing the airborne thing. We're not really sure where airborne common sensor is right now. Can you give us your perspective on that program.

<A>: It's actually every bit as educated as anybody else is that reads the releases. It's in a stop-work, it has a stop-work order. And, as we all know, the 60 days response was given, like, two months or more ago. The Army said, didn't ask — they don't have to ask — they stated that they wanted another 30 days to evaluate Lockheed's response. That, obviously, puts them into next calendar year. And nobody, I think, would know right now where that program could end up.

I believe there's opportunities offered no matter what the outcome of the program. There's opportunities for Companies like ours on upgrading the current program, such as Guardrail, and some of the other Army and Navy airborne programs, since there's quite a time delay before ACS, even if it had been on track, without the stop-work, quite a time delay before the first aircraft would start flying. And it leaves quite avoid in intelligence gathering in the interim.

<Q>: Can you quantify that a little bit? I mean, when you say void, what does that mean? And if you had to guesstimate what type of unprogrammed upside potential could you experience in Guardrail if airborne actually stalls out completely.

<A>: Well, I think with or without aerial common sensor being stalled out completely, as you put it, or just stopped, I think it leaves a gap — roughly 2012 is when the first aircraft was due to be deployed from the ACS program. And we will have capabilities that, currently, that are not ‑‑ do not exist for airborne common with our program next summer. And other companies have capabilities that are much sooner than that as well.

So my belief is that as those get proven out, some of the existing airborne programs will get funds shifted towards them to upgrade their capabilities. And what I mean by that is, it's just handling more signal types and more of the signal types that are important in today's war than the current programs have. And it's the type of signals that ACS is ultimately going to be able to handle, if the program goes forward, but there's just a major — 2012 and we'll be talking 2006, we'll have some of those capabilities. So I believe some of these other programs will get upgraded in the interim.

<Q>: Okay. So, we might even hear something a little bit more concise about your involvement there or potential increased involvement there mid-year '06, late-year '06.

<A>: Yes, probably it would be mid- to late-year, yes. Mid to late, yes.

<Q>: Okay. And from the perspective of — I mean trying to quantify what type of booking opportunity that might mean, you've upgraded a couple of the Guardrail planes so far. It was a few million dollars per plane, if I remember correctly, and there's how many planes left?

<A>: Well, the others haven't really been upgraded. Those are engineering models. You are right, it's a few million per plane, and it would probably still be on that order. They have 28 planes, I believe, in flight or at least in fleet. And you never know would they upgrade all of them or not. A reasonable person might think they would, and I think we'd be talking 2 million per plane.

<Q>: Okay. On 20-plus planes anyway? Okay. Very good. Now, one, one additional question. About the inventory, we saw it drop off rather precipitously quarter-over-quarter. Is that because you kind of shifted your way through the acquisition? Or was there some catalyst that caused you guys just to spit out a whole bunch of product.

<A>: There was a — no, here's the big — the reason for the drop, Jay. At the end of third quarter inventory was roughly $12 million. And a large component of that, roughly $5 million, was our unfavorable rate variance. And at the end of the fiscal year, our rates are trued up, if you will. In other words —

<Q>: Oh.

<A>: — they are what they are. And so that — so you take 5 million out of there, and our inventory had grown to about 7 million. We didn't have a lot of contracts at risk at the end of third quarter, and so we finished the fourth quarter. If you adjust — take $1 million out for the pre-contract costs that I mentioned, that's the contracts that are at risk, we're awaiting contract modifications. Inventory is essentially the same year-over-year, about $5 million. But we did see, during the third and fourth quarter, we were building up our inventory, and then we did turn it to help with these product sales. So it was — there was — that was going on in the background, if you will.

<Q>: Right. And can you give us an idea — obviously, you've had another eruption here. Your bookings jump and your revenues jump, and we've seen that in previous periods. And there tends — we tend to see, kind of, a steady state for the next couple quarters, at least, I think last year, that's sort of how that turned out. Can you give us any idea, in terms of your near-term visibility, how you expect this to play out? Or should we just assume this is, sort of, a one-time event quarter.

<A>: Well, we will get — some people on Wall Street like to refer to it as lumpiness — but we will get these fluctuations quarter to quarter, and they can be a combination of events, as they were this time. And one major component in the fourth quarter, this time, was product orders, and we had a fair amount in inventory, so they can then book quite — bill quite rapidly as soon as it's booked. So we got a hit in revenue from that. We will see that for a host of reasons throughout a year. We'll see some of that lumpiness, as they like to refer to it. We believe we're still looking at a very good opportunity for growth in the foreseeable future, and pretty good, strong growth. And so, it's unfortunate that it comes across a little bit lumpy, but it still is supporting the growth model.

<Q>: Okay. And, historically, you've always sort of — you never really give guidance, but you've always said 20 to 25% top-line growth, and probably that carries down into the bottom, unless you experience a little bit of margin acceleration. Can we still look for 20 to 25% growth rather consistently in you're view.

<A>: Remember, that's over a long period. I mean last year was, I think, on the order of 52% growth. This year was 9% growth. And so, therefore, you're looking at almost 30% over a two-year period. When we make that statement, we look at a pipeline roughly five years out. That's the way, when it rolls up from the bottom, that's the way the numbers come out, that on the average over a five-year period, you can look for that kind of growth. The one thing to remember, also, on the bottom line, of course, is we do have the stock option expensing issue that will have a one-time effect here, a new effect, if you like, new comparison ratio going forward.

<Q>: Sure, sure. And that's fine. One other thing, Jim, we didn't talk about taxes going forward. We're seeing some volatility there. What's your guess where we're going to — how should we look at the tax rate going forward.

<A>: Our best estimate right now, Jay, is a tax rate of about 40%. It — we don't see any significant savings in our taxes. We don't do a lot of — we don't have a lot of foreign work going, so we can't get a lot of savings there. So it's probably in the 40, 41% range, somewhere in there.

<Q>: Very good. Thank you, very much.

<A>: Sure.

<A>: Thanks, Jay.

Operator:

Thank you. Our next question comes from the line of Peter Mandis of Baron. Please proceed with your question.

<Q>: Hi, guys. Congratulations on a great quarter.

<A>: Hi, Peter. Thanks.

<Q>: Hey, I just want to zero in on how you write the net income number for the fourth quarter. And it looked like your net margin was slightly off from, at least, a year-ago quarter.

<A>: Yes.

<Q>: Did you take the bulk of your, say, your Sarbanes, I think you mentioned 2.2 in the press release, Sarbanes-Oxley expense, is that — majority of that come in the fourth quarter.

<A>: Yes it, did, but it's included in our billable rate to the government. The part of our rate variance that actually — that — the part of the variance — it was ninety — 186K that actually lowered our operating income for FY '05. That's 986,000 that we could not collect from our government customers.

<Q>: Okay. Okay. Was there anything else unusual in the — .

<A>: Well, yes, in the fourth quarter there was a full quarter's worth of amortized expense for the intangibles, for the purchase of DTI. And that was approximately $200,000.

<Q>: Okay.

<A>: And, then, in the fourth quarter, we also scrapped approximately $200,000, or so, of inventory.

<Q>: Okay. You mentioned that the order activity was strong for the fourth quarter.

<A>: Yes.

<Q>: Stronger than — was it stronger than it has been in recent past, or —

<A>: Well, in the fourth quarter of fiscal 2004, we booked approximately 73 million. This quarter, we booked approximately 72, 73 million. But that also included a $12 million debooking.

<Q>: Right, right. So actually —

<A>: So that'd be 85 million. So it was a strong quarter.

<Q>: Okay. Are you guys — are you still looking at acquisitions potentially.

<A>: I think that'll be a while out, Peter, if we do. And if we do, we'll look at it very much in the same way as we did this one. We will have a strategic objective in mind. And, then, if we want that to be a stronger contributor then we think we could grow internally, we would look for a catalyst to that objective. That was what we did with — well, how we embarked on what ended up in the acquisition of DTI.

We have a lot of work, positive work, not hard — well, it will be hard work, but I mean I don't mean it negative. We have a lot of work ahead of us to make the new Applied Signal benefit as it can from its new capabilities. And so that means a lot of investment to bring some of the technological solutions that the old DTI had to the forefront in terms of products and fieldable solutions that can then grow our business with our current core capabilities. So right now we're not in the process of looking for other acquisitions. And it would not be what would be referred to as an external-growth-model type Company.

<Q>: Got you, yes. And you mentioned in your press release that mostly you're — you feel like you got most of the integration of DTI behind you.

<A>: I think the integration — yes, the integration that we were referring to there is — we hired 110 employees in one day, and it's integrating them into the processes and procedures of Applied Signal. And we're working all of those type of issues, as well as figuring out where we need to invest to bring some of the technology to the forefront to pay off in additional bookings. So we still have a lot of that work ahead of us. But I think we've, we're all pretty good 676-person happy family right now, and that's the integration that we're — we were referring to.

<Q>: Yes, okay. You still have systems stuff to do and stuff like that? Systems integration?

<A>: Well, actually that's coming along, I think, pretty fair, right, Jim?

<A>: Yes, yes.

<A>: So most all the — we had to wait on the accounting system because of the —

<A>: Oh, that system integration. I was a little confused — sorry. As far as the accounting system, yes, that's coming along fine. We've converted DTI's accounting system to AST's accounting system here in FY '06, and that's moving along fine.

<A>: Jim thought I was throwing a technical question at him.

<A>: Well, I was — I heard the system engineering part and I was —

<A>: It was integration, I think is what —

<A>: Oh, I didn't hear it that way, sorry.

<Q>: I noticed you guys announced your dividend for the entire year. Is that something you've done in previous years for the entire year, or is this new.

<A>: No, we did that last year.

<Q>: Okay, you did. Okay. All right. Great. Well, congrats, and good luck to you.

<A>: Thanks, Peter.

<Q>: Yes.

Operator:

Thank you. Our next question comes from the line of Rob Ardidi of Raymond James. Please proceed with your question.

<Q>: Good afternoon, gentlemen. Just sitting in for Brian Gesuale today. Congratulations on the quarter.

<A>: Thanks, Rob.

<Q>: Just real quick, it looks like the mix of engineering to production — engineering development to production contracts had an effect on margins this year. Just wondering if you could kind of, maybe, lay it out to how you expect that mix to be in '06.

<A>: Boy, it's, it's probably a similar mix, Rob —

<Q>: Okay.

<A>: — for FY '06.

<A>: One thing you got to remember, Rob, is as we grow, we're steering ourselves for — with investments and, therefore, capabilities to go after more of the, I'll call them systems-integration type programs, this unmanned, undersea vehicle program I'm talking about, we would be the payload integrator there. But all of those type of — and that would be a multi-tens of million dollar program for us. But those types of programs are always cost reimbursable because of the development issues involved with them and, therefore, they would be the lower margin. But they're the way that we believe we need to go to be able to grow to a multi-hundred-million-dollar Company.

<Q>: Sure. That makes sense. And do you have an estimate for how much you expect Sarbanes-Oxley expense in '06.

<A>: Well, I don't. I hesitate to give you a number right now, Rob. And the reason for that is we don't have an estimate from our independent auditors. And we have an internal estimate as to what we think it will take to do the testing. We do anticipate that our Sarbanes-Oxley costs will be lower than that 2.2 million that we spent in FY '05. And the reason for that is, this year FY '06, we don't have to document our controls and design all the testing. Now it's a matter of honing any of the documentation or any — if any of the controls change to make those changes to documentation and to the tests. But we do expect it to drop from that 2.2 million that we spent in '05.

<Q>: Okay. And, then, my last question here is — Was there a beyond-normal amount of pass-through revenue that you saw this quarter? And in conjunction with that, if maybe you could give the prime versus subcontract revenue mix for the quarter.

<A>: Sure.

<Q>: And I'll —

<A>: As far as the unusual pass-through revenue, some of that was this final year-end rate adjustment. There was about $4 million there of additional revenue that we were able to collect on our cost reimbursable contract. So that's a little bit unusual as far as revenue. And then as far as the breakout of prime contracts and subcontracts, let me see if I can — what we've estimated right now, these are round numbers, but approximately 70% of our revenue came from direct purchases with the government, and about 30% of our revenue, we were a subcontractor to a prime contractor.

<Q>: Great. Thank you.

<A>: Sure.

<A>: Thank you, Rob.

Operator:

Thank you. Our next question comes from the line of Chris Donaghey of SunTrust Robinson Humphrey. Please proceed with your question.

<Q>: Hi, good evening, guys. A good quarter.

<A>: Thanks, Chris.

<Q>: Jim, I just kind of want to walk through some math with you and correct me with I'm wrong. If you back out DTI and back out the 4 million in the unfavorable rate variance true-up, you get about $48 million in revenue. So, really, the revenue growth on a comparable basis versus the fourth quarter of last year was about 21%. So this is a nice sign of recovery towards a more normal behavior. So going into 2006, is that $48 million kind of the base that I would work from as we try to look forward to next year.

<A>: A base as far as a revenue base for each of the quarters?

<Q>: Well, not necessarily revenue for each of the quarters, but, if we're going to forecast 20 to 25% type of growth, that — the number I would use for the fourth quarter of '06, for example, would be the $48 million, not the 52.

<A>: Correct.

<Q>: And, again, just the core Applied Signal business, excluding DTI for now.

<A>: Yes, you're right, Chris, yes, correct.

<Q>: Okay. Second of all, the ELINT group in Dallas, any progress there? Are they generating revenue, they have contracts, what's going on with those guys right now.

<A>: No, there's not revenue yet, Chris, from them, and it's still a pretty heavy investment. We have some projections of that — well, that Royal Air Force program I was talking about, will have both an ELINT and COMINT component, but the way that's being pursued at the moment is our ELINT investment in that particular airborne processor being on the Lockheed team competing with L-3. If we won that, it would be right towards the end of our fiscal year, so you would expect minimal — we've been telling people just assume 0 revenue from ELINT again this year. I think it will be a little more than 0, but it's going to be fairly insignificant, it's still a pretty major investment through this year.

<Q>: Okay. And, also, if we're now looking into, hopefully, a more normal 2006, if compare where you are right now versus where you were this time last year, from a hiring perspective and the weaknesses that ‑‑ the things that led to weakness in the first quarter, how would you compare your current situation now to what you saw back in the ‑‑ at this time last year.

<A>: Well, one of the things, Chris, that you got to remember, the first few quarters of FY '05, we had a slowdown in our product orders and product sales. And we are trying to work with one of our government customers right now to help improve the contracting process, and, hopefully, have orders flow a little better than they did last year, as far as products go. Gary, do you want to add anything to that? Gary?

<A>: You're overstaying your welcome.

<Q>: One last question. R&D and SG&A.

<A>: Jim didn't get to finish answering your other one, though.

<A>: No, go ahead.

<Q>: I was just going to say —

<A>: I thought I was done.

<A>: Oh, okay. Sorry.

<Q>: R&D and SG&A, are we still — you still going to be targeting about 24% for the two ‑‑ 22 to 24% for the two in 2006.

<A>: Yes.

<A>: Yes.

<Q>: Okay, great. Thanks. Good quarter, guys.

<A>: Thanks, Chris.

Operator:

Thank you. Our next question comes from the line of David Gremmels of Thomas Weisel Partners. Please proceed with your question.

<Q>: Hi. This is actually Noah Popanick on for David Gremmels.

<A>: Hi, Noah.

<A>: Hi, Noah.

<Q>: Hi. Wondering if you can provide any content on anti-IED systems, which programs you're involved with, and if they're driving any revenue yet.

<A>: We're not, and they aren't. Simple answer. We are working with EDO to look at some advanced IED countermeasure techniques. It's pretty much follow-on to what we talked about before. We were not part of the crew two, of course, and, therefore, we didn't get any revenue generation from that. But we are still pursuing combining our technology with EDO's and seeing if we can't come up with a good offering for the community in the future. So no revenue to date, and it would still be pretty iffy. We really don't even have revenue projections for '06 that investments are being made by both companies to go forward.

<Q>: Okay. Is Applied Signal seeing any disruption from lack of an '06 defense budget.

<A>: Well, yes. But we do every year. So, I mean, I — disruption probably is a little bit strong. We're seeing some efforts with our Army airborne customer, for instance, some of the things that they wanted to get committed in early orders — actually they wanted them to be orders at the end of last year. Their money was — went through the year, but because of the continuing resolution, there's restrictions on being able to go ahead and let some of the orders. So it's not anything that would really impact top or bottom line at the moment, but we are seeing that, indeed, that's holding up a few of the orders.

<Q>: Okay.

<A>: And other than that, it's really quite typical. It's not at all uncommon for the defense budget to be signed into law in the January, February timeframe, and that's what we're expecting again this year.

<Q>: Okay. As far as FAS 123 in '06, do you have an expectation in terms of absolute dollars for the year.

<A>: We do, Noah. I don't feel comfortable giving those projections.

<Q>: Okay. And then one last thing. It looks like the tax rate was a little lower in the quarter.

<A>: Yes. Yes. And it was just — our operating income for the year came in a little bit lower than we had projected at the second and third quarters. And so it was just a true-up for some of that. That's the main thing that drove the slightly lower tax rate.

<Q>: Okay. Okay. Thanks a lot, guys.

<A>: Great.

<A>: And, Ethan, maybe we'll take one more question.

Operator:

All right. Very good, sir. One moment, please. Our next question comes from the line of John Lopez of OTA Asset Management. Please proceed with your question.

<Q>: Hi. Thanks, so much. Bear with me, I'm fighting through a cold.

<A>: Hi, John.

<Q>: Hi. Congratulations. I just have three or four quick ones. If I could just do them one at a time, that would probably be easiest.

<A>: It's also easier for us, John, if you do one at a time.

<Q>: Okay, great. The first one is, if I could just ask you, very broad brush, just to connect the dots from the 5.3 million indirect rate variance that had you exiting July to the, how you're going to close that account for the end of October.

<A>: Sure.

<Q>: And how that links into the 236,000-odd that you referenced in one of the earlier answers.

<A>: Sure. At the end of the third quarter, we had roughly 5.3 million negative indirect rate variance. And we said at the end of the third quarter, we thought we're not sure that we can absorb all of this variance. So we took a reserve against profit, essentially, of 750K in the third quarter. Then we finished the fourth quarter, and we were able to absorb some of that 5.3 million, and it actually turned out to be a variance at the end of October of 4.9 million.

<Q>: Okay.

<A>: And we passed along additional 4 million of costs on our cost reimbursable contracts, and then the 986K was the total amount of that variance that we could not recover.

<Q>: I understand.

<A>: And so we had reserved 750. We missed by a little bit, roughly 230K was our — what we missed by in the third quarter.

<Q>: Okay. And that runs — you run that $235,000 charge through cost of goods.

<A>: Through — well, it runs through — it runs through operating income is the easiest way to say that.

<Q>: Okay.

<A>: It's — some of it's in cost of — contract costs. A little bit of it's in R&D, and some of it's in G&A. So, it runs through operating.

<Q>: Got you. Okay. But in aggregate, operating income is understated, for lack of a better term, but $236,000, or thereabout.

<A>: Yes, because of that impact in the fourth quarter, yes.

<Q>: Got you. Okay. Great. The second question is — Can you just speak to the — to your gross margin this quarter? The 34.9 you did is below, say, just looking back a couple quarters, in April you had 35.6. I would have thought, just given the sharp increase in revenue that there would have been a little more flow through. Is it product mix? Or what sort of keeps your margins below levels that its reached in prior periods when you sort of see revenue flare up.

<A>: Yes, usually on the gross margin basis, it's more a function of the type of program. And product orders are more profitable typically than the cost reimbursable orders.

<Q>: I see.

<A>: And, so, you typically see better gross margins when there's a greater amount of that revenues recognized on — as a result of product orders or fixed price orders.

<Q>: I see. Okay. So, okay. The 73, 27 split you referenced, that's versus, say, 80, 20 in the quarter I was just citing, and you're saying that that's the primary driver, the primary margin driver.

<A>: That's one of them, yes. But — yes — the quarter — in the fourth quarter, the breakout was roughly 23% from fixed price and 77% cost reimbursable.

<Q>: Okay. Okay, great. The next question is, just the operating expenses. I'm not sure if you covered this a little bit earlier, but was all of that, all of the fairly sharp, sequential increase due to just layering the DTI OpEx on for a full quarter.

<A>: If you could help me out, John, the operating expenses — ?

<Q>: Yes, I'm sorry, I'm just referencing the combination of R&D and G&A, that went from about 8.6 million in July to about 15 million in October.

<A>: Okay.

<Q>: So that's up about 75% sequentially.

<A>: Oh, yes, sequentially. Okay, yes, some of that is increased R&D spending, because we were getting the SSPG folks to start spending R&D. So some of that is attributable to that. And, then, on the G&A front, it's a combination of things. On the G&A side, there's — there was Sarbanes‑Oxley spending, of course, going on in the fourth quarter. We had to pay our independent auditors. We had to pay the team that we were using to help us. There was also some unallowables in that G&A related to the intangibles — amortizing the intangibles expense for the acquisition.

<Q>: Right.

<A>: Things like that.

<Q>: Okay. Can you actually just tell me what the aggregate — you mentioned earlier, the aggregate amortization that you ran through your operating expenses was.

<A>: Yes. It was roughly 265,000 for the four-month period, from July through the end of October.

<Q>: Okay.

<A>: So it's approximately 200,000 for the fourth quarter.

<Q>: Okay. Great. And on a go-forward basis, what's the best way to think about OpEx trends, say, for the next — for the coming fiscal year.

<A>: Well, as far as the R&D spending, we do target in the range of 10 to 12% of revenue on R&D spending. As far as G&A goes, we like to be in that — we try to be in the 12, 13% range of revenue. Things that can wiggle that around though, there were additional — was additional spending in '05 for some of those SOX costs.

<Q>: Okay.

<A>: So —

<Q>: And, so, is that — you're managing that for — on a quarterly basis, or as an annual target.

<A>: As an annual target.

<Q>: As an annual target. Okay. Great. And the last one is — Can you just synch up the backlog for me again? You had 113 million in backlog last quarter.

<A>: Yes.

<Q>: Can you just step through the — so you had 73 in net new orders, less your revenues, and then I was unsure what the DTI contribution was.

<A>: The DTI contribution approximately 28 million. So if — well, I'm only going to confuse you a little bit. That 113 included roughly 12, 13 from DTI — sorry, one — add another 14 for DTI. So let's walk through that real quick again.

<Q>: Sure.

<A>: We were at 113, and then it's what, 73 minus 57 is 26.

<Q>: Yes.

<A>: That's 139. Something's wrong there.

<A>: That's 16, Jim.

<A>: Oh, 16. Sorry, that's the problem. Sorry. Okay. And, then — yes. And, then the balance is a pick up on a DTI order of about 14 million. So that gets us close to that 140.

<Q>: Okay. Terrific. Terrific. Listen, thanks, so much for your help. I appreciate it.

<A>: Sure.

<Q>: Happy holidays.

<A>: Thanks. You, too.

<A>: And, Ethan, probably, that would — we probably bored all of ourselves longer than we need to.

Operator:

Would you like to make any closing remarks for the participants, sir?

Gary Yancey – Applied Signal Technology – President and CEO.

No. We do appreciate the interest, and think they were very good questions. And we will go forward, and everybody have good holidays.

Operator:

Ladies and gentlemen, this concludes today's teleconference. We thank you for your participation, and you may now disconnect your lines.